Exhibit 99.1

       Digirad Reports 2006 Fourth Quarter and Full-Year Results

            Achieves Further Progress Toward Profitability

    POWAY, Calif.--(BUSINESS WIRE)--Feb. 14, 2007--Digirad Corporation (NASDAQ:DRAD), a leading provider of cardiovascular imaging services and solid-state nuclear medicine imaging products to physician offices, hospitals and imaging centers, today announced financial results for the 2006 fourth quarter and full year that exceeded guidance announced in a press release on January 11, 2007.

    "Comparing 2006 to 2005, revenue increased 5.5% to $71.9 million even though we no longer generated almost $2.5 million in stress agent revenue during the second half of 2006, gross profit increased 25.0%, and the net loss declined to $0.34 per share from $0.52 per share. For the fourth quarter of 2006 compared to the fourth quarter of 2005, revenue declined slightly to $17.2 million principally because we no longer generated approximately $1.1 million in stress agent revenue, while gross profit increased 50.2%, operating expenses decreased 15.1%, and the net loss declined to $0.01 per share from $0.15 per share. In addition, the Company produced about $320,000 of free cash flow in the fourth quarter instead of absorbing cash as it did a year ago," said Chief Executive Officer Mark Casner.

    Mr. Casner continued, "In DIS, we recently signed our first contract to provide ultrasound imaging services, the first step in our plan to diversify our mobile service offerings. We believe ultrasound is a natural complement to our existing cardiac imaging services, and a precursor to enhancing the growth opportunities for this business. We also are encouraged by the signing of new DIS service agreements with a number of large hospitals, multi-specialty practices, and Integrated Delivery Networks (IDNs), evidence that the targeted marketing approach we introduced in 2006 is beginning to meet with success. During the fourth quarter we upgraded 11 more cameras in our 83-unit DIS fleet to our most advanced Cardius(R)-3 XPO camera, and ended the year with 19 triple-head cameras in our mobile imaging service business. This upgrade program will continue in 2007.

    "In our product business, we sold 17 cameras in the fourth quarter compared to 18 in the fourth quarter of 2005, with improved margins due to the success of our cost reduction and outsourcing initiatives. For 2006, we delivered 71 cameras compared to 55 in 2005, a strong performance in view of the continued pressure on the cardiac nuclear market. We believe that the improved image quality, throughput, reliability and serviceability of our latest Cardius-3 XPO cameras contributed to the increase in our market share, and we plan to solidify our position by making the key XPO features available in our Cardius-1 and Cardius-2 cameras in the first half of 2007. During the past year we also saw increased interest in our 2020tc general purpose camera in the hospital market.

    "We remain focused on reducing costs, enhancing our operating platform, and building on the competitive advantages provided by our advanced technology for nuclear imaging. With our steady progress in recent quarters, we are increasingly confident that our goal of sustainable revenue and earnings growth is within reach."

    Fourth Quarter Results

    For the three months ended December 31, 2006, consolidated revenues decreased 0.9% to $17.2 million compared to $17.4 million for the fourth quarter of 2005. This decline primarily reflected a 3.5% decrease in DIS revenue to $11.6 million for the fourth quarter of 2006 compared to $12.0 million for the fourth quarter of 2005, the anticipated consequence of the Company's decision to phase out providing stress agents used in some imaging procedures beginning in June 2006. Instead, DIS' physician customers now provide these agents.

    Management estimates that the stress agent change reduced DIS revenue in the fourth quarter of 2006 by approximately $1.1 million compared to what it otherwise would have been under the original delivery model. DIS revenue for the fourth quarter of 2005 included stress agent revenue of approximately $1.0 million.

    Product segment revenue, which includes sales of gamma cameras, upgrades, accessories and maintenance revenue, increased 5.0% to $5.6 million for the fourth quarter of 2006 versus $5.4 million for the fourth quarter of 2005.

    Consolidated gross profit for the three months ended December 31, 2006 increased 50.2% to $4.9 million, or 28.5% of revenues, from $3.3 million, or 18.8% of revenues, for the fourth quarter of 2005.

    DIS gross margin increased to 25.9% of revenue for this year's fourth quarter compared to 14.7% for the fourth quarter of 2005. DIS gross margin for the fourth quarter of 2005 was 23.0% before the $1.0 million impact of a change in the depreciable life of the DIS fleet cameras. "The improvement in DIS gross margin for the fourth quarter of 2006 versus prior year is especially noteworthy in view of the shift we announced in the 2006 third quarter in the focus and responsibilities of some of our DIS personnel towards operational as opposed to administrative tasks, with the result that certain costs previously accounted for as general and administrative expense are now reported as cost of goods sold. For the fourth quarter of 2006, this added approximately $500,000 to cost of goods sold compared to the prior year," Mr. Casner explained.

    Product segment gross margin improved to 33.7% for the fourth quarter of 2006 versus 27.9% for last year's fourth quarter, reflecting lower materials and maintenance costs.

    The net loss for the fourth quarter of 2006 was $149,000, or $0.01 per share, which included stock-based compensation expense of $177,000. This compares to a net loss of $2.8 million, or $0.15 per share, for the fourth quarter of 2005, which included stock-based compensation expense of $86,000.

    Cash and equivalents and securities available for sale at December 31, 2006 were $44.3 million compared to $49.5 million at December 31, 2005. Net receivables were $7.5 million at December 31, 2006 compared to $8.1 million at December 31, 2005. Net inventories were $5.9 million at December 31, 2006 compared to $5.1 million at December 31, 2005.

    Twelve Months Results

    For the twelve months ended December 31, 2006, consolidated revenues increased 5.5% to $71.9 million compared to $68.2 million for 2005. DIS revenue decreased 1.2% to $49.6 million, including stress agent revenue of $2.0 million. This compares to DIS revenue for 2005 of $50.2 million, including stress agent revenue of $4.2 million. Product revenue increased 24.0% to $22.3 million from $18.0 million. Overall gross profit margin for 2006 improved to 26.5% versus 22.4% for 2005.

    The net loss for 2006 was $6.3 million, or $0.34 per share, which included stock-based compensation expense of $1.6 million. This compares to a net loss for 2005 of $9.6 million, or $0.52 per share, which included stock-based compensation expense of $497,000.

    Management Reaffirms 2007 Guidance

    "In 2006, we made significant strides toward our goals in sales and marketing, operations and product development. Our 2007 goals include increasing our sales growth rate, continuing to lower operating costs, approaching positive cash flow and driving to profitability. We intend to accomplish these objectives through diversification of DIS, employee retention, operation efficiencies, DIS expansion, technology enhancements and development of new products," Mr. Casner said.

    Digirad reaffirmed previously communicated 2007 guidance. The Company anticipates consolidated revenues in the range of $73 million to $76 million, consisting of DIS revenue between $50 million and $52 million and product revenue between $23 million and $24 million; and a consolidated loss between $1.3 million and $3.3 million, including estimated stock-based compensation expense of $1.3 million. Digirad anticipates no stress agent revenue in 2007 versus stress agent revenue of $2.0 million for 2006.

    Conference Call

    Digirad has scheduled a conference call at 11:00 a.m. ET today. A simultaneous web cast of the call may be accessed from the Events and Presentations link on the Investor Relations page of www.digirad.com. A replay will be available for one year at this same Internet address. A telephone replay will be available for 48 hours after the call by dialing (800) 642-1687, reservation #6678207.

    About Digirad

    Digirad Corporation develops, manufactures and markets solid-state, digital gamma cameras to hospitals, imaging centers and physician offices. Digirad offers a comprehensive line of solid-state nuclear gamma cameras that produce high-quality images for use in the detection of many medical conditions, including cardiovascular disease. Digirad's cameras are unique as their lightweight and compact design allows them to fit easily into small office spaces. Digirad's wholly owned subsidiary, Digirad Imaging Solutions (DIS), offers a comprehensive mobile imaging leasing and services program for physicians who wish to perform in-office nuclear cardiology procedures but do not have the patient volume, capital or resources to justify purchasing a gamma camera. For more information, please visit www.digirad.com. Digirad(R), Digirad Imaging Solutions(R), and Cardius(R) are registered trademarks of Digirad Corporation.

    Forward-Looking Statements

    Digirad cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance or events. Examples of such statements include the statements regarding our expectations of improved performance from our upgrade of the DIS fleet to the mobile version of the Cardius 3 XPO system; our expectations of achieving reduced operating costs as a result of cost cutting measures; our statements regarding increasing our market share in a declining market; statements regarding the expected financial impact of our decision to discontinue offering stress agents; our belief that our product enhancements and our plans to diversify and grow our services business will bring us better financial performance; our anticipation of growing our nuclear and ultrasound product and service offerings; our belief that we may continue to sign contracts with large hospitals, multi-specialty practices and integrated delivery networks; our plans of integrating the XPO camera features into some of our other cameras; our anticipation of further success in selling our 2020tc camera to hospitals and, in general, our anticipated financial results for 2007. The inclusion of these and other forward-looking statements should not be regarded as a representation by Digirad that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in Digirad's business including, without limitation: the degree to which personnel changes and related disruptions in our business activities may affect Digirad's products, customers, work force, suppliers, and our overall business prospects and operations; the degree to which Digirad's camera systems and related services will be accepted by physicians and hospitals some of whom may experience reliability issues or technical problems; the ability of Digirad effectively to market, sell and distribute its medical devices, and related services given its limited capabilities in these areas; Digirad's ability to manage risks relating to product liability, warranty claims, recalls, property damage and personal injury with respect to its imaging systems; and other risks detailed in Digirad's Securities and Exchange Commission filings, including its Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Digirad undertakes no obligation to revise or update this press release including the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.



                         Digirad Corporation
           Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)


                               Three Months Ended Twelve Months Ended
                                  December 31,        December 31,
                               ------------------ --------------------
                                 2006     2005       2006      2005
                               --------- -------- ----------- --------
                                  (unaudited)     (unaudited)
Revenues:
 DIS                            $11,606  $12,028     $49,614  $50,194
 Product                          5,641    5,374      22,312   17,992
                               --------- -------- ----------- --------

Total revenues                   17,247   17,402      71,926   68,186

Cost of revenues:
 DIS                              8,595   10,261      37,675   37,376
 Product                          3,742    3,872      15,192   15,564
                               --------- -------- ----------- --------

Total cost of revenues           12,337   14,133      52,867   52,940
                               --------- -------- ----------- --------

Gross profit                      4,910    3,269      19,059   15,246

Operating expenses:
 Research and development           645      980       3,894    3,747
 Sales and marketing              2,030    1,860       8,827    7,420
 General and administrative       2,838    3,654      14,562   15,082
                               --------- -------- ----------- --------

Total operating expenses          5,513    6,494      27,283   26,249
                               --------- -------- ----------- --------

Loss from operations               (603)  (3,225)     (8,224) (11,003)

Interest and other, net             454      455       1,934    1,384
                               --------- -------- ----------- --------

Net loss                          $(149) $(2,770)    $(6,290) $(9,619)
                               ========= ======== =========== ========

Net loss per share - basic and
 diluted                         $(0.01)  $(0.15)     $(0.34)  $(0.52)
                               ========= ======== =========== ========

Weighted average shares
 outstanding:
 Basic and diluted               18,791   18,701      18,761   18,468
                               ========= ======== =========== ========


Stock-based compensation
 expense is included in the
 above as follows:

 Cost of DIS revenue                $17      $19        $141     $103
 Cost of Product revenue              8        8          73       53
 Research and development            --       12         130       67
 Sales and marketing                 42        6         280       46
 General and administrative         110       41         942      228




                         Digirad Corporation
               Condensed Consolidated Balance Sheets(1)
                            (in thousands)


                                                      December 31,
                                                     2006      2005
                                                  ----------- --------
                                                  (unaudited)
Assets

  Cash and cash equivalents                          $10,070  $16,303
  Securities available-for-sale                       34,256   33,202
  Accounts receivable, net                             7,534    8,132
  Inventories, net                                     5,860    5,136
  Other current assets                                 1,499    1,687
                                                  ----------- --------

Total current assets                                  59,219   64,460

Property and equipment, net                            9,570    9,582
Intangibles, net                                         428      402
Restricted cash                                           60       60
                                                  ----------- --------

Total assets                                         $69,277  $74,504
                                                  =========== ========


Liabilities and stockholders' equity

  Accounts payable                                    $2,643   $2,152
  Accrued compensation                                 3,650    2,585
  Accrued warranty                                       788      825
  Other accrued liabilities                            3,306    4,614
  Deferred revenue                                     2,775    2,858
  Current portion of long-term debt                      269      766
                                                  ----------- --------

Total current liabilities                             13,431   13,800

Long-term debt, net of current portion                    99      368
Deferred rent                                            302      348

Total stockholders' equity                            55,445   59,988
                                                  ----------- --------

Total liabilities and stockholders' equity           $69,277  $74,504
                                                  =========== ========

(1) The condensed consolidated balance sheet as of December 31, 2005 has been derived from the audited financial statements as of that date.

    CONTACT: Digirad Corporation
             Todd Clyde, CFO, 858-726-1600
             ir@digirad.com
             or
             Neil Berkman Associates (Investor Contact)
             310-826-5051
             info@BerkmanAssociates.com